EXHIBIT 21.2

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY
LIST OF SUBSIDIARIES OF THE REGISTRANT
AT DECEMBER 31, 2004

Centerior Funding Corporation - Incorporated in Delaware
Cleveland Electric Financing Trust I - Incorporated in Delaware
Shippingport Capital Trust

Statement of Differences

Exhibit Number 21, List of Subsidiaries of the Registrant at December 31, 2004, is not included in the printed document.